UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-49697	06-1449146
(Commission File Number)	(IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02(a)	Termination of a Material Definitive Agreement

On April 22, 2008, Frontier Airlines, Inc. ("Frontier") advised us that it would no longer abide by the terms of the Airline Services Agreement (the "ASA"), dated January 11, 2007, by and among Frontier, Republic Airline Inc., Frontier Airlines Holdings, Inc. and us. Frontier's rejection of the ASA was prompted by its filing for Chapter 11 bankruptcy protection on April 11, 2008.

The ASA is a fixed-fee code share agreement under which we would provide and operate 17 ERJ-170 aircraft for Frontier. Currently, we are operating 12 ERJ-170 aircraft under the ASA. On April 22, 2008, we reached an agreement with Frontier to remove four aircraft that have been placed into service with Frontier on May 1, 2008, an additional six aircraft on June 2, 2008 and the final two aircraft on June 23, 2008. We will seek to place these aircraft, along with five aircraft which were not placed into service under the ASA, with other airline partners and/or sell the aircraft.

No early termination penalties or fees would be incurred by us due to the termination of the ASA. We intend to file a damage claim for an estimated $260 million arising out of Frontier's rejection of the ASA in the bankruptcy court. A copy of the Company's press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition

On April 23, 2008, Republic Airways Holdings Inc. (the “Company”) announced its results of operations for the quarter ended March 31, 2008. A copy of the Company’s press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 99.1 Press Release Announcing Termination of Frontier Agreement

Exhibit 99.2 Press Release Announcing First Quarter 2008 Earnings

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

Date: April 23, 2008	By:	/s/ Robert H. Cooper
Name: Robert H. Cooper
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                                                                Description

99.1	Preee Release Announcing Termination of Frontier Agreement

99.2	Press Release Announcing First Quarter 2008 Earnings